                                                                      Exhibit 10



              Consent of Ernst & Young LLP, Independent Auditors

We consent to the references to our firm under the captions "Independent auditors" in the Post-Effective Amendments No. 1 and 3 to the Registration Statement (Form N-4 No. 333-36304) and the related Statements of Additional Information appearing therein and pertaining to Lincoln Life Variable Annuity Account N, which are incorporated by reference in Post-Effective Amendment No. 4, and to the use of our reports dated (a) February 2, 2001, with respect to the statutory-basis financial statements of The Lincoln National Life Insurance Company, and (b) March 1, 2001, with respect to the financial statements of Lincoln Life Variable Annuity Account N.


                                                           /s/ Ernst & Young LLP
Fort Wayne, Indiana
December 18, 2001